December 8, 2015

VIA Email and First Class Mail:

bgminternational5@gmail.com

Barry Migliorini

7071 Warner F3

Huntington Beach, California 92647

Re: American Housing Income Trust, Inc.

Dear Mr. Migliorini:

            This correspondence is in response to my recent voicemails.  As you are aware, I am counsel for American Housing Income Trust, Inc. (the “Company”).  Pursuant to Section 6(d) of the Consulting Agreement dated September 11, 2015 (the “Consulting Agreement”), the Company is providing the requisite notice of termination.  Please return to Monica Andreas at the Company any confidential information pursuant to Section 7 of the Consulting Agreement.

            Thank you for your service to the Company and best of luck.  Please feel free to contact me with any questions.

Very truly yours,

PAESANO AKKASHIAN APKARIAN, PC

Anthony R. Paesano

ARP/ma

cc: Client via Email